Exhibit 31.2

CERTIFICATIONS

I, Chris Biedermann, Vice President and Chief Financial Officer of Central European Distribution Corporation, certify that:

1. I have reviewed this report on Form 10-K/A of Central European Distribution Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

Date: July 10, 2009

By:	/s/ CHRIS BIEDERMANN
Chris Biedermann
Vice President and Chief Financial Officer
(principal financial officer)